Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2019, with respect to the consolidated financial statements included in the Annual Report of Innovative Solutions and Support, Inc. on Form 10-K for the year ended September 30, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Innovative Solutions and Support, Inc. on Forms S-8 (File No. 333-70468, File No. 333-146223, and File No. 333-163712).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 23, 2019